Item 24(a)(2)
REPORT OF INDEPENDENT ACCOUNTANTS
To the Trustees and Shareholder of
Fidelity Target Timeline 1999, Fidelity Target
Timeline 2001, and Fidelity Target Timeline 2003


In our opinion, the accompanying statements of assets and liabilities present fairly, in all material respects, the financial position of Fidelity Target Timeline 1999, Fidelity Target Timeline 2001, and Fidelity Target Timeline 2003 (funds of Fidelity Boston Street Trust) at January 10, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of each fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
January 11, 1996